EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in this Registration Statement (Form S-3 No. 333-_____) (for the registration of 230,000 additional shares of CoStar Group, Inc.’s common stock) filed pursuant to Rule 462(b) of the Securities and Exchange Act of 1933 to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3, No. 333-106769) and related Prospectus of CoStar Group, Inc. for the registration of 1,437,500 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated February 13, 2003, with respect to the consolidated financial statements of CoStar Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
October 27, 2003